Exhibit 10.3

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This proprietary information and inventions agreement (this “Agreement”) confirms an agreement between the Employee named below (“I” or “me”), and Procore Technologies, Inc., a Delaware corporation (the “Company”), which is a material part of the consideration for my employment by the Company:

1.1. No Conflict with Rights of Others. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by the Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me including, without limitation, any computer files, rolodexes, notes or other materials.

2. Ownership of Inventions.

2.1. Except as set forth in Section 2.2, the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, trade secrets, mask works, designs, know-how, ideas, source and object codes, programs and information made, discovered, conceived or reduced to practice, in whole or in part, by me, either alone or jointly with others, during the term of my employment with the Company (“Inventions”).

2.2. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.3. I will promptly disclose all Inventions to the Company’s Board of Directors (“Board”) in writing. I will also promptly disclose anything I believe is excluded by any Specific Inventions Law so that the Company can make an independent assessment.

2.4. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

2.5. If anything created by me prior to my employment relates in any way to the Company’s actual or proposed business, I have listed it on Appendix A (“Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If no such disclosure is attached, I represent that there are no Prior Inventions. If I use or disclose my own confidential information or intellectual property (including any Prior Invention) when acting within the scope of my employment or otherwise on behalf of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to use and exploit such confidential information or intellectual property and exercise all attendant rights therein and related thereto. Notwithstanding the foregoing, I agree that I may not incorporate or use, or permit to be incorporated or used, any of my own confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of the Company without the Company’s prior written consent.

3. Moral Rights. To the extent allowed by law, Section 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

4. Proprietary Information.

4.1. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to the Company or the business or demonstrably anticipated business of the Company or that are received by or for the Company in confidence, constitute “Proprietary Information.”

4.2. I agree that, at all times during the term of my employment and thereafter, I will hold the Proprietary Information in strictest confidence, and I will never use, except for the benefit of the Company, or disclose to any person, firm or corporation without written authorization of the President of the Company, any Proprietary Information. Without limiting the foregoing, I agree that I will never use Proprietary Information to compete against the Company or to aid a competitor of the Company. Proprietary Information includes, but is not limited to technical information concerning Company’s products and services, including product know-how, formulas, designs, devices, diagrams, software code, test results, processes, inventions, research projects and product development, technical memoranda and correspondence; information concerning Company’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies; information concerning Company’s employees, including salaries, strengths, weaknesses and skills; information submitted by Company’s customers, suppliers, employees, consultants or co-venture partners with Company for study, evaluation or use; and any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect Company’s business.

4.3. However, I shall not be obligated under this Section with respect to information that is or becomes readily publicly available through no fault of mine or that the Company agrees in writing is not Proprietary Information.

4.4. Upon termination of my employment, I will promptly return to the Company or destroy all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) my address books (solely containing contact information), (iii) documents relating to my equity or equity-based interests in the Company (including any equity awards), (iv) documents relating to my indemnification and directors and officers liability insurance coverage, (v) my Offer Letter and Severance Agreement and (vi) this Agreement.

4.5. I also recognize and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Nonsolicitation. During my employment with the Company, other than in the good faith performance of my duties, and for 24 months thereafter, regardless of the reason for the termination, I hereby agree that I will not, without the express written consent of the Company, directly or indirectly (A) hire or engage for or on behalf of myself or any other person, entity or organization any officer or employee of the Company or any of its direct and/or indirect subsidiaries or affiliates, or any former employee of the Company or any of its direct and/or indirect subsidiaries or affiliates who was employed during the six (6) month period immediately preceding the date of such hiring or engagement, (B) attempt to hire or engage for or on behalf of myself or any other person, entity or organization any officer or employee of the Company or any of its direct and/or indirect subsidiaries or affiliates, or any former employee of the Company or any of its direct and/or indirect subsidiaries or affiliates who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (C) encourage for or on behalf of myself or any other person, entity or organization any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries or affiliates, (D) solicit for or on behalf of a Competitor (as defined below) any client of the Company or any of its direct or indirect subsidiaries or affiliates, or any former client of the Company or any of its direct or indirect subsidiaries or affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation or (E) divert to any other person, entity or organization any client or business opportunity of the Company or any of its direct or indirect subsidiaries or affiliates provided that the foregoing shall not be violated by general advertising not targeted at the foregoing or serving as a reference upon request.

6. No Competition. During my employment with the Company and for 24 months thereafter, regardless of the reason for my termination, I agree that I will not directly or indirectly, whether as employee, owner, partner, shareholder, co-venturer, consultant, agent or otherwise, work, engage, participate or invest in, or consult with, any business activity anywhere in the world which develops, manufactures, markets or sells products or performs services that are competitive with the products and/or services of the Company, or products and/or services that the Company has under development or that are subject to active planning at any time during my employment, including without limitation, business activities which compete with the Company’s core business of a cloud-based construction management software platform (“Competitor”). I acknowledge that the Company’s business is worldwide in scope. I acknowledge that the foregoing provision therefore applies to activities at any locations in the world and that such scope is necessary to protect the valid business interests of the Company during my employment and for the 24-month period following the termination of my employment with the Company. Notwithstanding the foregoing, after my employment with the Company ends (A) I may work for a private equity fund (or similar investment fund) (an “Investment Fund”), provided that for the first 24 months after my employment with the Company ends I may not (y) invest in any such Investment Fund’s investments in any Competitor (a “Competitive Investment”) unless such investment is entirely passive, or (z) in any way (other than as a passive investor) be involved with any Competitive Investment, or otherwise provide services with respect to any Competitive Investment or to any Investment Fund portfolio company that is a Competitor; (B) I may be an employee of a company that derives less than two percent (2%) of its revenue from a business line that is a Competitor; provided that in no event may such company be Autodesk, Inc. or any of its subsidiaries or affiliates and, with respect to any other such company, for the first 24 months after my employment with the Company ends (y) I may not be employed by, consult with, or otherwise be involved in any way, in such company’s business line that is a Competitor (including, in any case, as CEO, COO, any other executive management role or director of the Competitor or its ultimate parent entity, or consultant of such Competitor (provided, that, for the avoidance of doubt, serving as a head of, or providing services solely to, a non-competitive unit of a company that derives less than 2% of its revenue from a business line that is a Competitor shall be permissible)) and (z) if such company becomes a Competitor, including without limitation, by growing the business line that is a Competitor so that it constitutes 2% or more of such company’s revenue, I shall cease to provide such services; and (C) I may make passive investments in any enterprise the shares of which are publicly traded; provided that I own less than 2% of any publicly traded company that is a Competitor. Notwithstanding anything else herein, I may serve as a director of any company that is a Competitor where either (x) the competitive overlap is with less than two percent (2%) of the revenues of the Company or (y) the competitive overlap is less than two percent (2%) of the revenues of the other company (and does not exceed $50M of such other company’s revenues), and, in the case of (y) I recuse myself from discussions as to the competitive products. I may request from the Company’s Board a waiver of the foregoing limitations in order to serve as a director, the chief executive officer or a senior executive with down the line responsibilities for the competitive area of a Competitor (whether below or above the 2% limitation) and such waiver request will be promptly considered in good faith, but will ultimately be granted or not in the Board’s discretion.

7. Term of Employment. I agree that this Agreement is not an employment contract for any particular term. My employment is terminable at will; that is, I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause (subject to the terms of my Offer Letter and Severance Agreement). In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of the Company, I have obligations to the Company which are not set forth in this Agreement. However, other than the Offer Letter and Severance Agreement, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the Chairperson of the Board or, if I am the Chairperson of the Board, the Lead Independent Director of the Board.

8. Injunctive Relief. I understand that any breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto, in addition to any other remedies. I further agree that no bond or other security shall be required in obtaining such injunctive relief and hereby consent to the issuance of such injunction and to the ordering of specific performance.

9. Other Obligations. I acknowledge that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

10. Export Restrictions. I agree that I will not export directly or indirectly any technical information, materials, or direct products thereof that are subject to control under the U.S. Departments of Commerce, State, or Treasury without prior authorization from the Company. I also understand that any technical information or material I may carry overseas in connection with my business relationship is subject to Federal export regulations and that violations can subject me to civil and criminal penalties and seizure of the materials in question. I will accept responsibility for obtaining necessary export approvals through the Company before my departure.

11. 18 U.S.C. § 1833(b)(1) Acknowledgement. I have been advised of 18 U.S.C. § 1833(b)(1), which provides that: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, I understand that I have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. I understand that I also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b).

12. Continuation of Obligations. I agree that my obligations under Sections 2, 3, 4, 5, 7, 8, 9, 11, 12 and 13 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations hereunder also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

13. Governing Law; Severability. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the state in which I am performing services for the Company. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

14. Entire Agreement; Amendments. I agree that, with respect to the subject matter thereof, and other than the Offer Letter and Severance Agreement, this Agreement is my entire agreement with the Company, superseding any previous oral or written communications, representations, understanding, or agreements with the Company or any officer or representative thereof. This Agreement may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

I have read this Agreement carefully and I understand and accept the obligations which it imposes upon me without reservation as of the date of my first employment with the Company. No promises or representations not reflected herein have been made to me to induce me to sign this Agreement. I sign this Agreement voluntarily and freely.

Accepted and agreed to:

PROCORE TECHNOLOGIES, INC.		EMPLOYEE

By	/s/ Craig F. Courtemanche, Jr.	/s/ Dr. Ajei Gopal
Signature

Its President, Chief Executive Officer and Chair of the Board of Directors		Dr. Ajei Gopal
Name

Date September 22, 2025
Date: September 22, 2025

Signature Page to Proprietary Information and Inventions Agreement

APPENDIX A

PRIOR MATTERS

Title	Date	Identifying Number or Brief Description
[***]

(None, unless itemized above.)

/s/ Dr. Ajei Gopal

Signature

Dr Ajei Gopal

Name

Signature Page to Appendix A to Proprietary Information and Inventions Agreement